                                                                       EXHIBIT 8

                   [LEAGRE CHANDLER & MILLARD LLP LETTERHEAD]







                                                    April 5, 2002


First Shares Bancorp, Inc.
996 South State Road 135
Greenwood, IN 46143

Gentlemen:

     In connection with the offering by First Shares Bancorp, Inc. (the "Company"), of $5,000,000 of 8% Redeemable Subordinated Debentures due July 1, 2011 (the "Debentures"), and $5,000,000 of Cancellable Mandatory Stock Purchase Contracts (the "Equity Contracts"), you have requested our opinion on certain federal income tax issues addressed herein. We have, for purposes of the opinion, reviewed the Registration Statement, dated March 1, 2002, as amended by Amendment No. 1 dated April 5, 2002, for the Debentures and the Equity Contracts and have relied upon representations made by the Company in the Registration Statement, the documents incorporated and referenced therein, and certificates from executive officers of the Company (the "Officer's Certificates"). We have relied upon the Registration Statement, the documents incorporated and referenced therein, and the Officer's Certificates as to matters of fact. We have not independently checked or verified the accuracy or completeness of the information set forth in such documents, but we know of no facts that indicate to us that the information set forth in such documents is inaccurate or incomplete. Further, our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, court decisions and Internal Revenue Service Policies and rulings as of the date of this letter. The Code and its interpretation are subject to change at any time, and some of these changes have been applied, in the past, retroactively to adversely affect transactions that occurred prior to the change. Based on the foregoing and subject to the qualifications contained elsewhere in this letter, we are of the opinion that:

     1. PRESENTATION OF TAX RISKS AND UNCERTAINTIES IN REGISTRATION STATEMENT. It is our judgment that the discussion in the Registration Statement under the caption "Certain Federal Income Tax Consequences" fairly presents a summary of the tax risks and uncertainties of an investment in the Debentures and/or the Equity Contracts.

     2. CHARACTERIZATION OF PERIODIC PAYMENTS ON THE DEBENTURES. Based on an analysis of federal tax law and our understanding that the Debentures and the Equity Contracts may be purchased separately in some circumstances, and that even if initially purchased as a unit consisting of equal face amounts of Debentures and Equity Contracts the two components of the

First Shares Bancorp, Inc.
April 5, 2002
Page 2


unit are severable, we are of the opinion that it is likely, although not free of doubt, that the Debentures and Equity Contracts, whether or not commonly registered, will be treated, for federal income tax purposes, as separate securities, with the periodic payments made with respect to the Debentures being treated as interest expense deductible by the Company.

     3. ORIGINAL ISSUE DISCOUNT. The Debentures will be subject to the original issue discount ("OID") rules of the Code if their initial offering price is less than their stated redemption price at maturity, unless the de minimis rule applies. The de minimis rule provides that, if the difference between the redemption price and the offering price is no more than 1/4th of 1% of the redemption price multiplied by the number of years to maturity (in the case of the Debentures, $22.50 per Debenture), the OID rules do not apply. The offering price of a Debenture is $990 (with a face amount of $1,000). The redemption price is $1,000. The difference between the offering price and the stated redemption price of the Debentures is, therefore, within the de minimis rule, and the Debentures will be issued without any OID.

     4. BELOW-MARKET INTEREST LOANS. Certain types of loans made at below-market interest rates are subject to special rules under the Code. An interest rate is "below-market" if it is less than 100% of the "applicable federal rate" as defined in the Code. The applicable federal rate for obligations such as the Debentures for April 2002 is 5.50%. We understand that the Debentures are expected to be issued in April 2002 but that a portion of the Debentures may not be issued until May 2002. Because the stated rate of interest on the Debentures is 8%, the special below-market interest rate rules will not apply to the Debentures issued in April 2002. The applicable federal rate for May 2002 was not available at the time of this writing. Accordingly, we express no opinion on the applicability of the below-market interest rate rules to any of the Debentures issued after April 30, 2002. However, absent extraordinary events which result in a significant increase in the applicable federal rate, we anticipate that the stated rate of interest on any Debentures which may be issued in May 2002 will likely be equal to or greater than 100% of the applicable federal rate for May 2002 once that rate has been made available by the Department of the Treasury.

     5. SALE AND EXCHANGE OF DEBENTURES AND EQUITY CONTRACTS. Upon the sale of a Debenture or an Equity Contract (including the cancellation of an Equity Contract or the redemption or payment of the principal amount at maturity of a Debenture), the difference between the holder's tax basis in the Debenture or Equity Contract and the amount realized in exchange therefor will be recognized as gain or loss. If the instrument is held as a capital asset, such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the holding period for the Debenture or Equity Contract exceeds one year.

     6. EXCHANGE OF A COMMONLY REGISTERED DEBENTURE AND A CORRESPONDING COMMONLY REGISTERED EQUITY CONTRACT FOR AN UNRESTRICTED DEBENTURE AND COLLATERALIZED EQUITY CONTRACT AND VICE-VERSA. We are of the opinion that the lifting of the restriction regarding the independent transfer or issuance of a "Commonly Registered Debenture" and a "Corresponding Commonly Registered Equity Contract" (as those terms are defined in the Indenture between Huntington National Bank and the Company and the Equity Contract Agency Agreement between the Company and First Bank) or the placing of such restriction on an "Unrestricted Debenture" and a "Collateralized Equity Contract" (as those terms are defined in the Indenture Agreement and the Equity Contract Agency Agreement), is not a material alteration and,

First Shares Bancorp, Inc.
April 5, 2002
Page 3

accordingly, the exchange of a Commonly Registered Debenture and a Corresponding Commonly Registered Equity Contract for an Unrestricted Debenture and Collateralized Equity Contract, and vice-versa, is a tax-free exchange for federal income tax purposes.

     We have not been asked to render an opinion with respect to any federal income tax matters except those set forth above, nor have we been asked to render an opinion with respect to any state or local tax issues. Accordingly, this opinion should not be construed as applying in any manner to any tax issues other than as set forth above.

     All of the factual statements set forth in the Registration Statement, the documents incorporated and referenced therein, and the Officer's Certificates and the assumptions we have made in reliance thereon are material to, and have been relied upon by us in rendering, this opinion. Any material inaccuracy in any one or more of the factual statements or our assumptions based thereon may render all or part of our opinion inapplicable to the offering of the Debentures and Equity Contracts.

     This opinion is solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement of the Debentures and Equity Contracts, and no person or entity may rely upon this opinion without the prior, express, written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                                                Very truly yours,

                                                LEAGRE CHANDLER & MILLARD LLP